                                                                    EXHIBIT 99.2

                                     NEWS
                                   BULLETIN

                                      RE:
                                 CHEROKEE INC.
FROM
                                                            6835 VALJEAN AVENUE
                                                            VAN NUYS, CA 91406
                                                            (818) 908-9868

                                                            TRADED: NASDAQ: CHKE

FOR FURTHER INFORMATION:

    AT THE COMPANY:               AT THE FINANCIAL RELATIONS BOARD:
    Carol Gratzke                 Moira Conlon      Daniel Saks or Harris Tajyar
    Chief Financial Officer       Analyst Contact   General Info.
    (8l8)908-9868                 (310)442-0599     (310)442-0599


    FOR IMMEDIATE RELEASE November 13, 1997

                   CHEROKEE EXTENDS LICENSING AGREEMENT WITH
                       DAYTON HUDSON CORP. TARGET STORES

    Libra Investments, Inc. Retained As Advisor on Possible Sale or Leveraged Recapitalization

    VAN NUYS, CA, November 13, 1997 - Cherokee Inc. (NASDAQ: CHKE) today announced that it has entered into a new licensing agreement with Dayton Hudson's (NYSE: DH) Target Stores that extends the term to the year 2004, broadens the categories and expands the degree of exclusivity of its previous licensing agreement with Target.

   The Licensing agreement now covers a broad range of categories of merchandise, including women's, men's and children's apparel and footwear, women's intimate apparel, fashion accessories, home textiles, cosmetics and others. Financial terms of the agreement were not disclosed.

   Gregg Steinhafel, Target Stores executive vice president merchandise, said, "The Cherokee brand has been an overwhelming success, fitting into our overall philosophy of offering our guests products with quality, fashion and dominance. We believe we have established a powerful Cherokee foundation thus far, and our new agreement will allow additional growth of category development in men's and boy's apparel, as well as other categories."

   Robert Margolis, Cherokee chairman and chief executive officer, added, "We feel fortunate to have aligned the Cherokee brand with the aggressive and progressive retail skills of Target Stores. Our retail direct partnership has clearly been an outstanding success in marketing the Cherokee brand, providing the consumer with design, quality and value. This retail direct partnership has created such strong consumer demand that more units were sold last year over a broader range of merchandise than any year in the brand's three-decade history."

RETENTION OF LIBRA INVESTMENTS, INC.

Cherokee also announced that it has retained Libra Investments, Inc. to act as its financial advisor in connection with a possible sale or leveraged recapitalization of Cherokee. The Board of Cherokee authorized the company to study the possibility of a leveraged recapitalization in which the company would borrow up to $50 million to make an extraordinary dividend of approximately $5.50 per share. The company noted that such a leveraged transaction, if completed, would reduce the company's net income in the short term, due to the interest expense associated with such a transaction, but the overall earnings before interest and taxes (EBIT) will be the same as it otherwise would have been if such a transaction had not occurred. Moreover, the company said that it has not yet received any financing commitment and that any such transaction is subject to market conditions and other contingencies.

Cherokee Inc., based in Van Nuys, Calif., a worldwide marketer and licensor of brand products, including Cherokee, Sideout, King of the Beach, A-Smile, American Legends and Pacific Express, is continuing global negotiations for licensing contracts covering multiple categories of merchandise. Cherokee currently has licensing agreements in many categories, including family apparel, fashion accessories, home textiles including linens, as well as luggage, cosmetics and footwear.

For more information on Cherokee Inc. by facsimile at no cost, call 1-800-PRO-INFO and enter company code CHKE.

(Note: This release contains certain forward~looking statements regarding revenue and earnings trend~ and domestic and international expansion. Such statements are subject to risks and uncertainties. Actual results could vary materially from these statements or current trends. Investors should refer to Cherokee filings with the Securities and Exchange Commission, including forms 1O-K and 10-Q, for a fuller description of risk factors.)